Exhibit 99.2

FEI COMPANY PRICES $150 MILLION ZERO COUPON

CONVERTIBLE SUBORDINATED NOTES OFFERING

HILLSBORO, OREGON, June 10, 2003 — FEI Company (Nasdaq: FEIC) announced today the pricing of its offering of $150 million aggregate principal amount of its Zero Coupon Convertible Subordinated Notes due June 2023 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”) and Regulation S under the Securities Act.  The sale of the notes is expected to close on June 13, 2003.   The company has also granted the initial purchasers a 13-day option to purchase up to an additional $50 million principal amount of notes.

The notes will be convertible prior to maturity, subject to certain conditions, into shares of FEI’s common stock at a conversion price of $27.132 per share (an effective conversion rate of approximately 36.86 shares per $1,000 principal amount of notes).  The initial conversion price represents a 33 percent premium to the last reported bid price on The Nasdaq National Market on June 9, 2003, which was $20.40 per share.  Holders of the notes will have the right to require FEI to repurchase the notes every five years, with the notes being first putable on June 15, 2008 at a price of 100.25 percent of their principal amount.  FEI may redeem the notes for cash after June 15, 2008 at a price equal to 100 percent of their principal amount.

The company intends to use a portion of the net proceeds of the offering for the net cost of convertible note hedge and warrant transactions with respect to FEI’s common stock that FEI has entered into with an affiliate of one of the initial purchasers, which is expected to offset potential dilution from conversion of the notes up to a market price of $40.80.

The company intends to use the approximately $122 million balance of the net proceeds of the offering for working capital and general corporate purposes, which may include the acquisition of businesses, products, product rights or technologies and the repurchase, redemption or repayment of other existing indebtedness.

In connection with the convertible note hedge and warrant transactions, one of the initial purchasers and/or its affiliates is expected to take positions in the company’s common stock in secondary market transactions and/or enter into various derivative transactions.  This initial purchaser and /or its affiliates are likely to modify their hedge positions from time to time prior to conversion or maturity of the notes by purchasing and selling shares of our common stock, other company securities or other instruments they may wish to use in connection with such hedging.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.